Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK	FOR IMMEDIATE RELEASE

CONTACT:	Berns Communications Group, LLC Stacy Berns/Melissa Jaffin (212) 994-4660
HAMPSHIRE GROUP, LIMITED ANNOUNCES DEFINITIVE MERGER AGREEMENT
WITH NAF HOLDINGS II, LLC AND NAF ACQUISITION CORP.
NEW YORK, NY, FEBRUARY 24, 2009 — Hampshire Group, Limited (Pink Sheets: HAMP.PK) today announced that it has reached a definitive agreement to be acquired by NAF Acquisition Corp., a direct wholly-owned subsidiary of NAF Holdings II, LLC. Under the agreement, the transaction will consist of a tender offer by NAF Acquisition Corp. for all outstanding shares of the common stock of Hampshire at a cash purchase price of $5.55 per share, which represents a 200% premium of the closing price on February 23, 2009. Following the consummation of the offer, NAF Acquisition Corp. will merge into Hampshire, with Hampshire continuing as the surviving corporation in the merger. The transaction has been reviewed and approved by the Board of Directors of Hampshire.
Michael Jackson, Chairman of the Board, stated “The Board of Directors is pleased to provide this opportunity to achieve liquidity to our shareholders in this economic environment at a price we believe is fair, and we believe that the transaction will have a positive outcome for our customers and employees.”
“As an investor in the apparel industry for over 15 years, I have come to know and admire Hampshire for its reputation for producing high quality, trend right apparel at attractive price points,” said Mr. Efrem Gerszberg, the principal of NAF. “I look forward to working with Hampshire’s excellent team to enhance its already strong status as a compelling resource for national retailers.”
The closing of the tender offer by NAF is subject to certain conditions, including a minimum tender condition. In addition, upon closing of the tender offer and assuming the minimum tender condition is satisfied, NAF has been granted the option to purchase all authorized but unissued shares from Hampshire that would enable NAF to hold one share more than 90% of Hampshire’s outstanding common stock. NAF has received commitments to finance the entire purchase price and the closing of the tender offer is not subject to a financing condition. NAF’s parent is party to a buying agency agreement with a major international sourcing company for apparel products. In the merger agreement, the Company makes a number of representations, warranties, covenants and agreements, including a condition that the Company will have available funds free and clear of all liens and in an amount no less than $38,000,000 (less certain amounts designated by NAF) in the accounts of the Company or deposited in escrow and that certain consents are obtained. Mr. Gerszberg has agreed to fully and unconditionally guarantee the obligations of NAF in the transaction.
Hampshire will file a Form 8-K, as well as other documentation, with the SEC, providing further details concerning this transaction.
Hampshire was represented by Willkie Farr & Gallagher LLP as legal counsel and Peter J. Solomon Company, L.P. as financial advisor. NAF was represented by Day Pitney LLP as legal counsel.
About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as Macy’s, Kohl’s, JC Penney, Dillards, Bloomingdale’s and Nordstrom, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, its “better” apparel line, Designers Originals®, the Company’s first brand and still a top-seller in department stores, as well as Mercer Street Studio®, Requirements®, and RQT®. The Company also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and recently acquired licenses for classification labels of the Joseph Abboud® and Alexander Julian® brands for men’s tops and bottoms.

About NAF Holdings II, LLC
NAF Holdings II, LLC is an investment concern controlled by Efrem Gerszberg. Mr. Gerszberg is a private investor who has gained extensive experience in the apparel and retail sectors through both investments and strategic roles in companies operating within such sectors.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC:
The tender offer described in this press release has not yet been commenced. This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Hampshire Group, Limited. At the time the tender offer is commenced, NAF Holdings II, LLC and NAF Acquisition Corp. intend to file a tender offer statement on Schedule TO containing an offer to purchase, form of letter of transmittal and other documents relating to the tender offer, and the Company intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. NAF Holdings II, LLC, NAF Acquisition Corp. and the Company intend to mail these documents to the Company’s stockholders. The tender offer statement and the other documents relating to the tender offer will contain important information about the tender offer and our stockholders are urged to read them carefully when they become available. The tender offer statement and the other documents relating to the tender offer will be made available to our stockholders at no expense to them. In addition, such documents (and all other documents filed by the Company with the SEC) will be available at no charge at www.hamp.com and on the SEC’s website at www.sec.gov.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Certain statements contained in this press release about our expectation of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release.
These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the tender offer or the merger due to the failure to satisfy other conditions, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the transaction. Additional information regarding risk factors and uncertainties affecting the Company is detailed from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on the Company’s website at www.hamp.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.